Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inseego Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	2,500,000(3)	$11.13	$27,825,000	$0.00015310	$4,260

	Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	500,000(4)	$11.13	$5,565,000	$0.00015310	$852

	Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	50,000(5)	$11.13	$556,600	$0.00015310	$85

			Total Offering Amounts			$33,946,500		$5,197
			Total Fees Previously Paid					$––
			Total Fee Offsets					$––
			Net Fee Due					$5,197

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered of issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Global Select Market on December 13, 2024.
(3)	Represents shares of Common Stock issuable under the 2018 Plan.
(4)	Represents shares of Common Stock issuable under the ESPP.
(5)	Represents shares of Common Stock issuable upon the vesting and exercise of the Inducement Options.